Deutsche Bank AG
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany



Jeffrey A. Ruiz
Vice President
Telephone: (212) 250-3667


                                                                February 7, 2006


Securities and Exchange Commission
SEC Document Control
450 Fifth Street, N.W.
Washington, DC  20549
Attn:  Filing Desk


Dear Sir or Madame:

         Re:  Filing of Schedule 13G - Apartment Investment & Management Company

Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, attached is one copy of Schedule 13G with respect to the common stock of the above referenced corporation.

Please acknowledge your receipt of the Schedule 13G by return e-mail confirmation.

                                                                 Sincerely,



                                                                 Jeffrey A. Ruiz








Enclosures



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                (Amendment No.1)

                    Under the Securities Exchange Act of 1934


                    Apartment Investment & Management Company
                     --------------------------------------
                                 NAME OF ISSUER:

                         Common Stock ($0.001 Par Value)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES

                                    03748R101
                     ---------------------------------------
                                  CUSIP NUMBER


                                December 30, 2005
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank AG*

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ]
         (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     7,370,334
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  7,447,534
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,447,534

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.79%

12. TYPE OF REPORTING PERSON

         BK, HC, CO,

     * In accordance with Securities Exchange Act Release No. 39538 (January 12,
     1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.






1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Investment Management Americas


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  46,600
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         46,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.05%

12. TYPE OF REPORTING PERSON

         IA, CO










1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Bank Trust Corp. Americas


2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (A) [ ]
         (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     0
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  20,800
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,800

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.02%

12. TYPE OF REPORTING PERSON

         BK, CO











1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Deutsche Asset Management Investment

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     44,200
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  54,000
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         54,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.06%

12. TYPE OF REPORTING PERSON

         IA, CO













1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         RREEF America, L.L.C.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     7,312,634
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  7,312,634
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,312,634

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.64%

12. TYPE OF REPORTING PERSON

         IA, CO













1. NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         DWS Holding & Service GmbH

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

        (A) [ ]
        (B) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     13,500
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  13,500
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,500
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.01%

12. TYPE OF REPORTING PERSON

         IA, CO














Item 1(a).        Name of Issuer:

                  Apartment Investment & Management Company (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  4582 South Ulster Street Parkway Suite 1100
                  Denver, CO 80237

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG, ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Taunusanlage 12, D-60325
                  Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.001 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                 (a) [ ] Broker or dealer registered under section 15 of the
                         Act;

                 (b) [X] Bank as defined in section 3(a)(6) of the Act;

                          Deutsche Bank Trust Corp. Americas

                 (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                         Act;

                 (d) [ ] Investment Company registered under section 8
                         of the Investment Company Act of 1940;

                 (e) [X] An investment adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E);

                         Deutsche Investment Management Company Americas

                         REEF America, L.L.C.

                         Deutsche Asset Management Investment

                         DWS Holding & Service GmbH

                 (f)  [ ] An employee benefit plan, or endowment fund in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g)  [X] parent holding company or control person in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                          Deutsche Bank AG

                 (h)  [ ] A savings association as defined in section
                          3(b) of the Federal Deposit Insurance Act;

                 (i)  [ ] A church plan that is excluded from the
                          definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j)  [ ] Group, in accordance with Rule 13d-1
                          (b)(1)(ii)(J).

Item 4.           Ownership.

                  (a) Amount beneficially owned:
                      The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                  (b) Percent of class:
                      The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:

                           The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page. (ii) shared power to vote or to direct the vote:

                           The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                           (iii) sole power to dispose or to direct the disposition of:

                           The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                           (iv) shared power to dispose or to direct the disposition of:

                           The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                                 Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                 Deutsche Investment Management Americas, Inc.Investment Advisor

                 RREEF America, L.L.C.                        Investment Advisor

                 Deutsche Asset Management Investment         Investment Advisor

                 DWS Holding & Service GmbH                   Investment Advisor

                 Deutsche Bank Trust Americas Corp.           Bank

Item 8.           Identification and Classification of Members of the Group.

                                 Not applicable.



Item 9.           Notice of Dissolution of Group.

                                 Not applicable.



Item 10.        Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06

                                                           DEUTSCHE BANK AG


                                                       By: /s/ Jeffrey A. Ruiz
                                                       Name: Jeffrey A. Ruiz
                                                       Title: Vice President

                                                       By: /s/ Pasquale Antolino
                                                       Name: Pasquale Antolino
                                                       Title: Associate

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/07/06


                                    Deutsche Investment Management Americas Inc.


                                                         By: /s/ Jeffrey A. Ruiz
                                                           Name: Jeffrey A. Ruiz
                                                           Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/07/06


                                              Deutsche Bank Trust Corp. Americas

                                                        By: /s/ Jeffrey A. Ruiz
                                                        Name: Jeffrey A. Ruiz
                                                        Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: 2/07/06

                                                  Deutsche Asset Management Inc.


                                                         By: /s/ Jeffrey A. Ruiz
                                                         Name: Jeffrey A. Ruiz
                                                         Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                                           RREEF America, L.L.C.

                                                           By: /s/ Peter Pages
                                                           Name: Peter Pages
                                                           Title: Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 2/07/06


                                                DWS Holding & Service GmbH
                                                By: /s/ Susan Seidel
                                                Name: Susan Seidel
                                                Title: Assistant Vice President